OFFER TO PURCHASE BY

THE DENALI FUND INC.

CUSIP 24823A201

(the “FUND”)

FOR CASH

UP TO 720 OF THE FUND’S OUTSTANDING SERIES A AUCTION PREFERRED SHARES AT A PRICE OF $23,750 PER SHARE, EQUAL TO 95% OF THE LIQUIDATION PREFERENCE PER SHARE, PLUS ACCRUED DIVIDENDS

DATED JUNE 22, 2011

LETTERS OF TRANSMITTAL MUST BE RECEIVED BY THE DEPOSITARY BY FRIDAY, JULY 22, 2011.

THE OFFER (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON FRIDAY, JULY 22, 2011, UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION DATE”).

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS THERETO, CONSTITUTE THE “OFFER”) IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.  THE OFFER IS SUBJECT TO CERTAIN CONDITIONS.  SEE “THE OFFER–CONDITIONS TO THE OFFER.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NEITHER THE FUND, ITS INVESTMENT ADVISERS, NOR ITS BOARD OF DIRECTORS (THE “BOARD”) IS MAKING ANY RECOMMENDATION TO ANY HOLDER OF SERIES A AUCTION PREFERRED SHARES (THE “PREFERRED SHARES”) WHETHER TO TENDER OR REFRAIN FROM TENDERING PREFERRED SHARES IN THE OFFER.  EACH HOLDER OF PREFERRED SHARES IS URGED TO READ AND EVALUATE THE OFFER CAREFULLY AND TO CONSULT THEIR OWN TAX AND FINANCIAL ADVISERS AS TO WHETHER TO PARTICIPATE IN THE OFFER.  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIALS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND OR THE BOARD.

Important Information

If you wish to tender all or any part of your Preferred Shares, you should either:

(i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to the Depositary (as defined herein); or

(ii) deliver such Preferred Shares pursuant to the procedures for book-entry transfers set forth in “The Offer–Procedure for Tendering Preferred Shares” prior to the Expiration Date; or

(iii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.  If you have Preferred Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Preferred Shares.

To tender your Preferred Shares, you must follow the procedures described in the materials enclosed herewith.  The Fund may reject any tender not fully in compliance with these procedures.

A summary of the principal terms of the Offer appears on page 4 hereof in the “Summary Term Sheet.”

If you have questions about the Offer, you can contact Morrow & Co., LLC (the “Information Agent” for the Offer) at its address and telephone number set forth below.  You can also obtain additional copies of this Offer to Purchase and the related Letter of Transmittal from the Information Agent, or your broker, dealer, commercial bank, trust company or other nominee.  The Colbent Corporation (the “Depositary”) will serve as the depositary for the Offer.

IF YOU DO NOT WISH TO TENDER YOUR PREFERRED SHARES, YOU NEED NOT TAKE ANY ACTION.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

June 22, 2011

Questions and requests for assistance and requests for additional copies of the Offer should be directed to:

MORROW & CO., LLC
470 West Avenue
Stamford, CT 06902
(203) 658-9400

Banks and Brokerage Firms, Please Call: (203) 658-9400
Preferred Stockholders Call Toll Free: (800) 662-5200
E-mail: denali@morrowco.com

TABLE OF CONTENTS

SUMMARY TERM SHEET……………………………………………………………………………………….4
INTRODUCTION…………………………………………………………………………………………………..8
THE OFFER…………………………………………………………………………………………………………9
1.	Terms of the Offer; Expiration Date……………………………………………………………....9
2.	Extension of Tender Period; Termination; Amendment………………………………………10
3.	Acceptance for Payment and Payment…………………………………………………………11
4.	Procedure for Tendering Preferred Shares………………………………………………...…...12
5.	Withdrawal Rights…………………………………………………………………………….….14
6.	Material Tax Considerations………………………………………………………………...…..15
7.	Price Range of Preferred Shares; Dividends……………………………………………….…..17
8.	Certain Information Concerning the Fund………………………………………………….….19
9.	Source and Amount of Funds………………………………………………………………..….20
10.	Interest of Board of Directors and Executive Officers…………………………...….………...20
11.	Certain Effects of the Offer………………………………………………….......…….…………22
12.	Purpose of the Offer…………………………………………………………....…………….…...24
13.	Conditions to the Offer…………………………………………………………………………...25
14.	Plans or Proposals of the Fund; Regulatory Approvals……………………………….……..26
15.	Fees and Expenses………………………………………………………………………….…….26
16.	Financial Information…………………………………………………………………….….……27
17.	Miscellaneous…………………………………………………………………………….….……27

SUMMARY TERM SHEET

This Summary Term Sheet is a brief description of the material provisions of the Offer (as defined below) being made by The Denali Fund Inc., a closed-end, non-diversified, investment management company organized as a Maryland corporation (the “Fund”), to purchase for cash up to 720 shares of its outstanding Series A Auction Preferred Shares with par value $0.0001 per share and a liquidation preference of $25,000 per share (the “Preferred Shares”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal (which together, as may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”).  The Fund is offering to purchase up to 720 of the Preferred Shares at a price of $23,750 per share, which is equal to 95% of the liquidation preference of $25,000 per share, plus any unpaid dividends accrued through the Expiration Date (as defined below).

The following are some of the questions you, as a holder of the Preferred Shares, may have and answers to those questions.  You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this Summary Term Sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Question 1                      What and How Many Securities is the Fund Offering to Purchase?

The Fund is offering to purchase up to 720 of its 1,598 outstanding Preferred Shares.  The Fund will, upon the terms and subject to the conditions of the Offer, purchase all Preferred Shares tendered prior to the time the Offer expires subject to the limitation that the Fund is not obligated to purchase Preferred Shares tendered in excess of 720 Preferred Shares.  The Fund will accept tendered shares on a pro-rata basis if in excess of 720 Preferred Shares are tendered pursuant to the Offer, unless the Fund elects to increase the number of Preferred Shares to be purchased and appropriately amends the Offer in a manner that complies with applicable rules and regulations.  See “The Offer–Terms of the Offer; Expiration Date.”

Question 2	How Much Are You Offering to Pay for My Preferred Shares and What is the Form of Payment? Will I Have to Pay any Fees or Commissions?

The price to be paid for the Preferred Shares is an amount per share, in cash, equal to 95% of the liquidation preference of $25,000 per share (or $23,750 per share) plus any unpaid dividends accrued through the Expiration Date.  Prior to the Expiration Date, dividends will be paid on the regularly scheduled dividend payment dates for the Preferred Shares.  See “The Offer–Terms of the Offer; Expiration Date” and “The Offer–Acceptance for Payment and Payment.”

If you tender your Preferred Shares in the Offer, you will not have to pay brokerage fees, commissions, or similar expenses.  If you own your Preferred Shares through a broker or other nominee, and your broker or nominee tenders your Preferred Shares on your behalf, your broker or nominee may charge you a fee for doing so.  You should consult your broker or nominee to determine whether any charges will apply.

Question 3                      How Long Do I Have to Decide Whether to Tender in the Offer?

You have until 5:00 P.M., Eastern time, on Friday, July 22, 2011, unless the offer is extended (the “Expiration Date”), to decide whether to tender your Preferred Shares in the Offer as described in “The Offer–Procedure for Tendering Preferred Shares.”

If your Preferred Shares are registered in the name of your broker or other nominee, you may need to decide whether to tender your Preferred Shares in the Offer before the Expiration Date in order to allow such broker or nominee time to tender your Preferred Shares.  You should consult your broker or nominee to determine if there is an earlier deadline by which you must inform such broker or nominee of any decision to tender your Preferred Shares and provide to such broker or nominee any other required materials.

Question 4                      Does the Fund Have the Financial Resources to Make Payment?

Yes.  Assuming the Fund purchases 720 of its Preferred Shares at 95% of the liquidation preference of $25,000 per share (or $23,750 per share), the Fund’s total cost, not including fees and expenses incurred in connection with the Offer, will be approximately $17,100,00 plus any unpaid dividends accrued through the Expiration Date.  The Fund presently has sufficient cash or cash equivalents on hand to pay the purchase price, although, in its discretion, the Fund may sell assets and use the proceeds of such sales to pay a portion of the purchase price.  See “The Offer–Source and Amount of Funds.”

Question 5                      How Do I Tender My Preferred Shares in the Offer?

To tender Preferred Shares, you must deliver a completed Letter of Transmittal to The Colbent Corporation (the “Depositary”) not later than the time the Offer expires.  If your Preferred Shares are held in street name by your broker, dealer, bank, trust company or other nominee, such nominee can tender your Preferred Shares through The Depository Trust Company.  See “The Offer–Procedure for Tendering Preferred Shares.”

Question 6                      When and How Will I Be Paid for My Tendered Preferred Shares in the Offer?

The Fund will pay for all validly tendered and not withdrawn Preferred Shares promptly after the Expiration Date, subject to the satisfaction or waiver of the conditions to the Offer, as set forth in “The Offer–Conditions to the Offer.” The Fund does, however, reserve the right, in its sole discretion, to delay payment for Preferred Shares pending receipt of any regulatory or governmental approvals to the Offer as described under the caption “The Offer–Plans or Proposals of the Fund; Regulatory Approvals.” The Fund will pay for your validly tendered and not withdrawn Preferred Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from the Fund and transmitting such payments to you.  In all cases, payment for tendered Preferred Shares will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, any other required documents for such Preferred Shares and, for Preferred Shares held in street name, confirmation of a book-entry transfer of such Preferred Shares (as described in “The Offer–Procedure for Tendering Preferred Shares”).

Question 7                      Until What Time Can I Withdraw Tendered Preferred Shares in the Offer?

You can withdraw tendered Preferred Shares at any time until the Offer has expired, including any extended offering period after an amendment, and, if the Fund has not paid for your Preferred Shares by August 19, 2011, you can withdraw them at any time after such time.  See “The Offer–Withdrawal Rights.”

If your Preferred Shares are registered in the name of your broker or other nominee, you may need to allow such broker or nominee additional time to withdraw your tendered Preferred Shares.  You should consult your broker or nominee to determine if there is an earlier deadline by which you must inform such broker or nominee of any decision to withdraw your tendered Preferred Shares.

Question 8                      How Do I Withdraw Tendered Preferred Shares in the Offer?

To withdraw Preferred Shares, you must deliver a written notice of withdrawal (a form of which can be provided upon request from the Information Agent) with the required information to the Depositary while you have the right to withdraw the Preferred Shares.  If your Preferred Shares are held in street name by your broker, dealer, bank, trust company or other nominee, contact that firm to withdraw your tendered Preferred Shares.

Withdrawals of tenders of Preferred Shares may not be rescinded, and any Preferred Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer.  However, withdrawn Preferred Shares may be retendered by following one of the procedures described in “The Offer– Procedure for Tendering Preferred Shares” at any time prior to the Expiration Date.  See “The Offer–Withdrawal Rights.”

Question 9                      Will I Have to Pay Taxes if the Fund Purchases My Preferred Shares in the Offer?

Generally, your sale of Preferred Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, and foreign tax laws.  For federal income tax purposes, the sale of Preferred Shares for cash will be treated either as (1) a “sale or exchange” of Preferred Shares, or (2) a distribution with respect to your Preferred Shares, potentially taxable as a dividend.  See “The Offer–Material Tax Considerations.” You are urged to consult with your own tax adviser to determine the tax consequences of participating in the Offer.

Question 10                    What Is the Purpose of the Offer?

The purpose of the Offer is threefold:

First, the auction markets for auction rate securities like the Preferred Shares are not currently functioning, and even if they begin functioning, the Fund believes it is unlikely that such auction markets will provide all of the holders of Preferred Shares with the degree of liquidity or share value they desire.  The Fund also is unaware of any established secondary market for the Preferred Shares as of the date of this Offer to Purchase.  Accordingly, the Offer is intended to provide liquidity to the holders of the Preferred Shares that otherwise is unlikely to be achieved through the auction market process or secondary market.

Second, the Offer is intended to increase the Fund’s asset coverage ratios as required under the Investment Company Act of 1940, as amended (the “ICA” or “1940 Act”), and by the Preferred Shares’ rating agencies.  Under the ICA, the Fund is required to maintain asset coverage ratios in excess of 200%.  In addition, since the Preferred Shares carry the highest rating by Moody’s and Fitch, the shares require asset coverage ratios more onerous than under the ICA.  Presently, and since issuance, the Preferred Shares have passed all asset coverage tests required under the ICA and the respective rating agencies.  Nonetheless, the Fund seeks to increase its coverage ratios to avoid unanticipated mandatory redemptions should the market take an unexpected turn for the worse.

Third, the Offer is intended to increase the flexibility with which the Fund’s investment advisers invest the Fund’s assets.  As mentioned above, although the Fund presently passes all its asset coverage tests under the ICA and with the respective rating agencies, because of the various guidelines and discounts applied by the rating agencies in calculating their respective asset coverage ratios, the Fund’s investment advisers have limited flexibility in deploying the leverage provided by the Preferred Shares. A successful Offer will substantially free up the Fund’s investment advisers’ ability to invest in a much broader universe of securities.  See “The Offer – Purpose of the Offer.”

Please bear in mind that neither the Fund, its investment advisers, nor its board of directors has made any recommendation as to whether or not you should tender your Preferred Shares.  Holders of the Preferred Shares are urged to consult their own investment and tax advisers and make their own decisions whether to tender any Preferred Shares and, if so, how many Preferred Shares to tender.

Question 11                      Are There Any Conditions to the Offer?

The Offer is not conditioned upon any minimum number of Preferred Shares being tendered but is subject to certain conditions.  See “The Offer–Conditions to the Offer.”

Question 12                      If I Decide Not to Tender My Preferred Shares in the Offer, How Will the Offer Affect My Preferred Shares?

If you decide not to tender your Preferred Shares, you will still own the same number of Preferred Shares and the terms of the Preferred Shares will remain the same.  You will continue to receive dividend payments on your Preferred Shares based on the Maximum Rate (as defined in “The Offer–Price Range of Preferred Shares; Dividends”) until the occurrence of the following events (each, a “Sales Event”): the redemption of the Preferred Shares by the Fund, a liquidation of the Fund, a sale of your Preferred Shares in a secondary market (in which case the new holder of the Preferred Shares would receive dividend payments), or the return of sufficient buyers and sellers in the auction process (in which case the dividend rates on the Preferred Shares would be set at the then-current market clearing rate, which may be higher or lower than the Maximum Rate).  The Fund provides no assurances that any of these events may or may not occur in the future.

Since the first quarter of 2008, the periodic auctions for the Preferred Shares have failed.  The Preferred Shares are not listed on any securities exchange, there is no established primary trading market for the Preferred Shares and the Fund is unaware of any secondary markets for the Preferred Shares as of the date of this Offer to Purchase.  While auction markets may begin to function and there may be a secondary market for the Preferred Shares in which holders of Preferred Shares may decide to participate, holders desiring to sell their Preferred Shares may be unable to do so at the time they want or at the liquidation preference of the Preferred Shares.  If you do not tender your Preferred Shares, the Fund cannot assure you that you will be able to sell your Preferred Shares in the future and – barring a Sales Event – you may need to hold the Preferred Shares indefinitely or you may be required to sell your Preferred Shares at a significant discount to their liquidation preference of $25,000 per share in a secondary market.  See “The Offer–Certain Effects of the Offer.”

Question 13                      Can the Offer Be Extended and Under What Circumstances?

The Offer may be extended for any period to the extent required or permitted by law or by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff applicable to the Offer.  The Offer may also be extended after the initially scheduled expiration date of the Offer if, upon any expiration of the Offer, any condition to the Offer is not satisfied and there is a reasonable basis to believe that such condition could be satisfied.  See “The Offer–Extension of Tender Period; Termination; Amendment.”

Question 14                      How Will I Be Notified if the Offer is Extended?

If the Fund decides to extend the Offer, the Fund will inform the Depositary of that fact and will make a public announcement of the extension, not later than 9:00 a.m., Eastern time, on the business day after the day on which the Offer was previously scheduled to expire.  See “The Offer–Extension of Tender Period; Termination; Amendment.”

Question 15                      Who Can I Talk to if I Have Questions about the Offer?

If you own Preferred Shares through a broker or other nominee, you can call your broker or nominee.  You can also call Morrow & Co., LLC, the information agent for the Offer (the “Information Agent”), at (800) 662-5200.

THE DENALI FUND INC.

To the Preferred Stockholders (as defined below):

INTRODUCTION

The Denali Fund Inc., a closed-end, non-diversified, investment management company organized as a Maryland corporation (the “Fund”), hereby offers to purchase for cash up to 720 or approximately 45% of its 1,598 outstanding Series A Auction Preferred Shares with a liquidation preference of $25,000 and a par value of $0.0001 per share (the “Preferred Shares”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal (which together, as may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”).  The price to be paid for the Preferred Shares is an amount per share, in cash, equal to 95% of the liquidation preference of $25,000 per share (in other words, $23,750 per share), plus any unpaid dividends accrued through the Expiration Date (as defined below) (the “Per Share Purchase Amount”).

The Offer is being extended to all holders of Preferred Shares (“Stockholders” or “Preferred Stockholders”) of the Fund subject to certain conditions.  The Offer is not conditioned upon any minimum number of Preferred Shares being tendered.  The Fund is not obligated to purchase Preferred Shares tendered in excess of 720 shares of the 1,598 currently outstanding Preferred Shares but may do so in its sole discretion and subject to the terms and conditions of the Offer, and may appropriately amend the Offer in accordance with applicable securities laws and regulations.  See “The Offer–Terms of the Offer; Expiration Date” and “The Offer–Conditions to the Offer.”

Neither the Fund, its investment advisers, Boulder Investment Advisers, LLC (“BIA”) and Stewart Investment Advisers (also known as Stewart West Indies Trading Company, Ltd.) (“SIA” and, together with BIA, the “Advisers”), nor the Fund’s board of directors (the “Board”) makes any recommendation to any Preferred Stockholder whether to tender or refrain from tendering Preferred Shares.  Preferred Stockholders must make their own decisions whether to tender their Preferred Shares, and, if they choose to do so, the number of Preferred Shares to tender.  Each Preferred Stockholder is urged to read and evaluate the Offer carefully and to consult with its own tax and financial advisers as to whether to participate in the Offer.  No person has been authorized to give any information or to make any representations in connection with the Offer other than the materials enclosed herewith and the statements specifically set forth in such materials, and, if given or made, such information or representations may not be relied upon as having been authorized by the Fund, the Advisers, or the Board.

Preferred Stockholders will not be obligated to pay brokerage fees, commissions or, except as set forth in “The Offer–Terms of the Offer; Expiration Date,” stock transfer taxes on the sale of Preferred Shares pursuant to the Offer.  However, if a Preferred Stockholder owns Preferred Shares through a broker or other nominee, and the broker or nominee tenders the Preferred Shares on behalf of such Stockholder, such broker or nominee may charge a fee for doing so.  Preferred Stockholders should consult their broker or nominee to determine whether any charges will apply.  The Fund will pay all charges and expenses of The Colbent Corporation (the “Depositary”) and Morrow & Co., LLC (the “Information Agent”) incurred in connection with the Offer.  See “The Offer–Fees and Expenses.” Preferred Stockholders may be subject to federal income tax on the receipt of cash for Preferred Shares purchased by the Fund pursuant to the Offer.  In addition, if a Stockholder fails to complete, sign and return to the Depositary the Substitute IRS Form W-9 that is included with the Letter of Transmittal, it may be subject to required backup federal income tax withholding of 28% of the gross proceeds payable to such Stockholder pursuant to the Offer, and certain non-U.S. Stockholders may be subject to a 30% income tax withholding.  See “The Offer–Material Tax Considerations.”

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

If a Preferred Stockholder does not wish to tender any Preferred Shares, no action is required.

THE OFFER

1.	Terms of the Offer; Expiration Date

Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment in cash an aggregate amount of up to 720 of the 1,598 Preferred Shares outstanding that are properly tendered and not timely withdrawn in accordance with the terms set forth in “The Offer–Procedure for Tendering Preferred Shares” prior to the Expiration Date (as defined below).  The Fund reserves the right to extend the Offer to a later Expiration Date.  The Per Share Purchase Amount is $23,750 per Share, which is equal to 95% of the liquidation preference of $25,000 per share, plus any unpaid dividends accrued through the Expiration Date.  Stockholders tendering Preferred Shares shall be entitled to receive all dividends accrued on or before the Expiration Date, but not yet paid on Preferred Shares tendered pursuant to the Offer.  Prior to the Expiration Date, dividends will be paid on the regularly scheduled dividend payment dates for the Preferred Shares.  Under no circumstances will interest be paid on the tender price for tendered Preferred Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Preferred Shares.

The Fund will, upon the terms and conditions of the Offer, purchase all Preferred Shares validly tendered and not withdrawn on or before the Expiration Date up to a maximum of 720 Preferred Shares.  The Fund may determine not to purchase any Preferred Shares because one or more conditions described in “The Offer–Conditions to the Offer” (the “Conditions”) of this Offer are not met.  In the event more than 720 of the Preferred Shares are duly tendered for purchase pursuant to the Offer (“Excess Offered Shares”), the Fund will accept tendered shares on a pro-rata basis.  If the Fund elects to purchase Excess Offered Shares, it will amend this Offer in accordance with the terms and conditions set forth in this Offer and applicable securities laws and regulations.

The term “Expiration Date” means 5:00 P.M., Eastern time, on July 22, 2011, unless the Fund extends the period of time for which the Offer is open, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.  Except as described herein, withdrawal rights expire on the Expiration Date.

The Offer is being made to all Preferred Stockholders subject to the Conditions.  The Offer is not conditioned upon any minimum number of Preferred Shares being tendered in the Offer.  See “The Offer–Conditions to the Offer.”

Subject to the terms and conditions of the Offer, the Fund will pay the Per Share Purchase Amount or return the tendered Preferred Shares promptly after the expiration or termination of the Offer.  Any delay in payment or termination of the Offer will be followed as promptly as practicable by public announcement thereof.  For a description of the Fund's right to terminate the Offer or to delay acceptance for payment or payment for Preferred Shares, see “The Offer–Extension of Tender Period; Termination; Amendment.”

The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to the Depositary.  Any such extension will also be publicly announced by press release issued no later than 9:00 a.m., Eastern time, on the business day after the previously scheduled Expiration Date and will disclose the approximate number of Preferred Shares tendered as of that date.  The Fund cannot give assurance, however, that the Fund will exercise its right to extend the Offer.  If the Fund decides, in its sole discretion, to increase or decrease the number of Preferred Shares being sought and, at the time that notice of such increase or decrease is first published, sent or given to Preferred Stockholders in the manner specified below, the Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, the Offer will be extended at least until the end of such ten business day period.  During any extension, all Preferred Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Preferred Stockholder to withdraw its Preferred Shares.

If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  During such extension, all Preferred Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw its Preferred Shares.  For a description of the Fund's right to amend the Offer, see “The Offer–Extension of Tender Period; Termination; Amendment.”

Tendering Preferred Stockholders will not be obligated to pay transfer taxes on the purchase of Preferred Shares by the Fund, except as set forth below.  If payment of the purchase price is to be made to, or Preferred Shares properly withdrawn or not accepted for payment are to be returned in the name of, any person other than the registered holder(s), or if a transfer tax is imposed for any reason other than the sale or transfer of Preferred Shares to the Fund pursuant to the Offer, then the amount of any stock or share transfer taxes (whether imposed on the registered holder(s), such other person or otherwise) will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

There are 1,598 Preferred Shares currently outstanding.  On December 12, 2002, the Fund re-classified 1,500 unissued capital shares as Preferred Shares.  On February 7, 2003, the Fund issued 1,260 Preferred Shares.  On September 10, 2003, the Fund re-classified an additional 500 unissued capital shares as Preferred Shares.  On October 24, 2003, the Fund issued an additional 420 Preferred Shares.

On October 23, 2009, in a privately negotiated transaction with a non-affiliated Stockholder who approached the Fund about such a transaction, the Fund repurchased 52 Preferred Shares having a liquidation preference of $1,300,000.  Those Preferred Shares were repurchased at a 10% discount to their liquidation preference or for $22,500 per share.  Also, on May 18, 2010, the Fund commenced a tender offer to purchase for cash up to 400 of its outstanding Preferred Shares.  Upon expiration of the tender offer on August 3, 2010, the Fund repurchased 30 Preferred Shares having a liquidation preference of $750,000.  Those Preferred Shares were repurchased at a 15% discount to their liquidation preference or for $21,250 per share.

The Fund has been advised that no members of the Board or officers of the Fund are holders of Preferred Shares and therefore no Board member or officer will tender any Preferred Shares pursuant to the Offer.  Beneficial ownership of the Fund's common shares by the Board and officers of the Fund is described below.  See “The Offer–Interest of the Board of Directors and Executive Officers.”

When considering whether to tender Preferred Shares, Preferred Stockholders should be aware that the payment received pursuant to this Offer will be less than the amount that Preferred Stockholders would be entitled to receive upon a redemption of such Preferred Shares under the terms of the Preferred Shares or upon a liquidation of the Fund.  Further, Preferred Stockholders should be aware that there may be a secondary market for the Preferred Shares in which holders of Preferred Shares may decide to participate.  If a Stockholder does not tender any Preferred Shares under the Offer, the Fund cannot give assurance that the Preferred Shares will be able to be sold in the future or that the auction markets for such Preferred Shares will return, and a non-tendering Stockholder may need to hold the Preferred Shares indefinitely or may be required to sell Preferred Shares at a significant discount to their liquidation preference of $25,000 per share in a secondary market.

2.	Extension of Tender Period; Termination; Amendment

The Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof.  In the event that the Fund elects to extend the tender period, the Fund does not expect the Per Share Purchase Amount to change.  During any such extension, all Preferred Shares previously tendered and not withdrawn will remain subject to this Offer, subject to the right of a tendering Stockholder to withdraw its Preferred Shares.  Such public announcement will be issued no later than 9:00 a.m., Eastern Time, on the business day after the previously scheduled Expiration Date and will disclose the approximate number of Preferred Shares tendered as of that date.

The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (i) terminate the Offer and not accept for payment or pay for any Preferred Shares; (ii) subject to applicable law, delay the acceptance for payment or payment for Preferred Shares upon the occurrence of any of the Conditions of this Offer; and (iii) amend the Offer in any respect by making a public announcement thereof.  Without limiting the manner in which the Fund may choose to make a public announcement of any extension, termination, delay, or amendment, except as provided by applicable law, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material Condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act.  These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.  If (i) the Fund increases or decreases the price to be paid for Preferred Shares, or the Fund increases or decreases the number of Preferred Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten business days.

3.	Acceptance for Payment and Payment

Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay cash for, Preferred Shares validly tendered and not properly withdrawn in accordance with this Offer to Purchase, promptly after the Expiration Date of the Offer.  In addition, the Fund reserves the right, subject to compliance with Rule 14e-1(c) under the Exchange Act, to delay the acceptance for payment or payment for Preferred Shares pending receipt of any regulatory or governmental approvals to the Offer as described in “The Offer–Plans and Proposals of the Fund; Regulatory Approvals.” For a description of the Fund's right to terminate the Offer and not accept for payment or pay for Preferred Shares or to delay acceptance for payment or payment for Preferred Shares, see “The Offer–Extension of Tender Period; Termination; Amendment.”

For purposes of the Offer, the Fund shall be deemed to have accepted for payment tendered Preferred Shares when the Fund gives oral or written notice of its acceptance to the Depositary.  The Fund will pay for Preferred Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary.  The Depositary will act as the agent of each Preferred Stockholder for the purpose of receiving payments from the Fund and transmitting such payments to the Preferred Stockholders.  In all cases, payment for Preferred Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a confirmation of a book-entry transfer of such Preferred Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in “The Offer–Procedure for Tendering Preferred Shares”), a properly completed and duly executed Letter of Transmittal and any other required documents.  For a description of the procedure for tendering Preferred Shares pursuant to the Offer, see “The Offer–Procedure for Tendering Preferred Shares.” Preferred Shares that have been tendered and accepted for payment by the Fund will constitute authorized but unissued preferred shares of the Fund.

The Per Share Purchase Amount is equal to $23,750 per share or 95% of the liquidation preference of $25,000 per share, plus unpaid dividends accrued through the Expiration Date.  Under no circumstances will the Fund pay interest on the consideration paid for the Preferred Shares pursuant to the Offer, regardless of any delay in making such payment.  If the Fund increases the Per Share Purchase Amount pursuant to the Offer, the Fund will pay such increased consideration for all Preferred Shares tendered and accepted for payment pursuant to the Offer.

If any tendered Preferred Shares are not accepted for payment or purchased pursuant to the Offer for any reason, or if Excess Offered Shares are tendered, such un-purchased or un-accepted Preferred Shares will be returned via credit to an account maintained at the Book-Entry Transfer Facility, without expense to the tendering Preferred Stockholder or to other persons at the discretion of such Stockholder, as promptly as practicable following the expiration or termination of the Offer.

If the Fund delays its acceptance for payment of, or its payment for, any tendered Preferred Shares, or is unable to accept for payment or pay for such Preferred Shares pursuant to the Offer for any reason, then, without prejudice to the Fund's rights under the Offer, the Depositary may, on behalf of the Fund, retain such Preferred Shares, and such Preferred Shares may not be withdrawn, unless and except to the extent tendering Stockholders are entitled to withdrawal rights as described in “The Offer–Withdrawal Rights.”

If a Stockholder owns Preferred Shares through a broker or other nominee, and the broker or nominee tenders the Preferred Shares on behalf of the Stockholder, such broker or nominee may charge a fee for doing so.  Preferred Stockholders should consult their broker or nominee to determine whether any charges will apply.

4.	Procedure for Tendering Preferred Shares

To tender Preferred Shares pursuant to the Offer, the Depositary must receive at its address set forth on the back cover of the Offer (i) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal and (ii) for Preferred Shares held at The Depository Trust Company (“DTC”), delivery of such Preferred Shares pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent’s Message (as defined below) if the tendering Stockholder has not delivered a Letter of Transmittal), in each case by the Expiration Date.  Stockholders having Preferred Shares that are registered in the name of a nominee holder, such as a broker, dealer, commercial bank, trust company or other nominee should contact such firm if they desire to tender their Preferred Shares.  Such Stockholders may need to inform their brokers or other nominees of any decision to tender Preferred Shares, and deliver any required materials, before the Expiration Date.  Stockholders should consult their brokers or other nominees to determine when they need to inform them of any decision to tender Preferred Shares and to deliver any required materials to them in order to tender their Preferred Shares.

If the Letter of Transmittal or any stock or share powers are signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

LETTERS OF TRANSMITTAL MUST BE SENT TO THE DEPOSITARY; they SHOULD NOT be sent or delivered to the Fund, the Advisers, the Information Agent or the Book-Entry Transfer Facility.  Any documents delivered to the Fund, the Advisers, the Information Agent or the Book-Entry Transfer Facility will not be forwarded to the Depositary and, therefore, will not be deemed to have been properly tendered.

Book-Entry Delivery.  The Depositary has established an account with respect to the Preferred Shares at DTC (the “Book-Entry Transfer Facility”) for purposes of the Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Preferred Shares by causing the Book-Entry Transfer Facility to transfer such Preferred Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility.  However, although delivery of Preferred Shares may be effected through book-entry transfer, the Letter of Transmittal properly completed and duly executed, together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at its address set forth on the back cover of the Offer by the Expiration Date.  Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.  For purposes of the Offer, “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Preferred Shares that are the subject of such book-entry confirmation that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Fund may enforce such agreement against such participant.

Signature Guarantees.  Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP) (each, an “Eligible Institution”).  Signatures on a Letter of Transmittal need not be guaranteed if (i) the Letter of Transmittal is signed by the registered Preferred Stockholder(s) of the Preferred Shares tendered pursuant to the Offer (including, for the purposes of the Offer, any participant in the DTC book-entry transfer facility whose name appears on DTC's security position listing as the owner of the Preferred Shares), unless such Preferred Stockholder(s) has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” in the Letter of Transmittal or (ii) such Preferred Shares are tendered for the account of an Eligible Institution.

Back-up Withholding.  Under federal income tax laws, the Depositary will be required to withhold 28% of the amount of any payments made to individuals and certain non-corporate Stockholders pursuant to the Offer (or 30% to the extent the payment is treated as a dividend and made to a Foreign Holder (as defined in “The Offer–Material Tax Considerations”) pursuant to the Offer).  In order to avoid such backup withholding, a Preferred Stockholder must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup withholding by completing the Substitute IRS Form W-9 included in the Letter of Transmittal.  If a Stockholder is a non-resident alien or foreign entity not subject to backup withholding, it must give the Depositary a completed Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) or Form W-8IMY (Certificate of Foreign Intermediary, Foreign Partnership or Certain U.S. Branches For United States Tax Withholding) prior to receipt of any payment.

Validity.  The Fund will determine, in its sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Preferred Shares, and its determination shall be final and binding.  The Fund reserves the absolute right to reject any or all tenders of Preferred Shares that the Fund determines not to be in proper form or refuse the acceptance for payment of or payment for Preferred Shares which may, in the opinion of its counsel, be unlawful.  Tenders will not be deemed to have been made until any defects or irregularities have been cured or waived.  The Fund also reserves the absolute right to waive any defect or irregularity in any tender of Preferred Shares.  The Fund's interpretation of the terms and conditions of the Offer will be final and binding.  Neither the Fund, the Advisers, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

The tender of Preferred Shares pursuant to any one of the procedures described above will constitute an acceptance of the Offer by the tendering Stockholder, as well as a representation and warranty that (i) the Stockholder owns the Preferred Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, and (ii) the tender of such Preferred Shares complies with Rule 14e-4.

By submitting the Letter of Transmittal, and in accordance with the terms and conditions of the Offer, the tendering Stockholder also shall be deemed to represent and warrant that: (i) the Preferred Stockholder has full power and authority to tender, sell, assign and transfer the tendered Preferred Shares (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Preferred Shares after the Expiration Date); (ii) when and to the extent the Fund accepts the Preferred Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (iii) on request, the Preferred Stockholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Preferred Shares (and any and all dividends, distributions, other shares or securities or rights declared or issuable in respect of such Preferred Shares after the Expiration Date); and (iv) the Preferred Stockholder has read and agreed to all of the terms of the Offer, including this Offer to Purchase and the Letter of Transmittal.  The Fund's acceptance for payment of the tendered Preferred Shares pursuant to the Offer will constitute a binding agreement between the Fund and the tendering Stockholder with respect to such Preferred Shares, upon the terms and subject to the conditions of the Offer.

In addition, by submitting the Letter of Transmittal subject to, and effective upon, acceptance for payment of the Preferred Shares tendered in accordance with the terms and subject to the conditions of the Offer, in consideration of the acceptance for payment of such Preferred Shares in accordance with the terms of the Offer, the tendering Stockholder shall be deemed to sell, assign and transfer to, or upon the order of, the Fund, all right, title and interest in and to all the Preferred Shares that are being tendered and that are being accepted for purchase pursuant to the Offer (and any and all dividends, distributions, or other shares or securities or rights declared or issuable in respect of such Preferred Shares after the Expiration Date and irrevocably constitutes and appoints the Depositary as its true and lawful agent and attorney-in-fact with respect to such Preferred Shares (and any such dividends, distributions, other shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) transfer ownership of such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights), together with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary, as the agent of the tendering Stockholder, of the purchase price, (ii) present such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights) for transfer on the books of the Fund, and (iii) receive all benefits and otherwise exercise all rights of beneficial ownership of such Preferred Shares (and any such other dividends, distributions, other shares or securities or rights), all in accordance with the terms of the Offer.  Upon acceptance for payment, all prior powers of attorney given by the tendering Stockholder with respect to such Preferred Shares (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering Stockholder (and, if given, will not be effective.)

5.	Withdrawal Rights

Until the Expiration Date, including any Expiration Date resulting from an amendment of the Offer, Preferred Stockholders have the right to change their minds and withdraw any tenders of their shares.  Accordingly, a Stockholder may withdraw tenders of Preferred Shares made pursuant to the Offer at any time prior to the Expiration Date.  Stockholders having Preferred Shares that are registered in the name of a broker or other nominee, may need to allow such broker or other nominee additional time to withdraw their tendered Preferred Shares.  Such Stockholders should contact their brokers or other nominees to determine if there is an earlier deadline by which they must inform them of any decision to withdraw their tendered Preferred Shares.  After the Expiration Date, such tenders are irrevocable, except that they may be withdrawn after July 22, 2011 unless payment has been made to the tendering Stockholder for any Preferred Shares accepted for payment as provided in the Offer.  If the Fund extends the period of time during which the Offer is open, or is unable to accept for payment or pay for, or is delayed in accepting for payment or paying for, the Preferred Shares pursuant to the Offer for any reason, then, without prejudice to its rights under the Offer, the Depositary may, on its behalf, retain all Preferred Shares tendered, and such Preferred Shares may not be withdrawn except as otherwise provided in this section.

To withdraw tendered Preferred Shares, a written transmission of a notice of withdrawal (a form of which will be provided upon request from the Information Agent) with respect to the Preferred Shares must be timely received by the Depositary at its address set forth on the back cover of the Offer, and the notice of withdrawal must specify the name of the person who tendered the Preferred Shares to be withdrawn and the number of Preferred Shares to be withdrawn and the name of the registered Preferred Stockholder, if different from that of the person who tendered such Preferred Shares.  If the Preferred Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with the signatures guaranteed by an Eligible Institution (except in the case of Preferred Shares tendered by an Eligible Institution) must be submitted prior to the release of such Preferred Shares.  In addition, such notice must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Preferred Shares.  Withdrawals may not be rescinded, and Preferred Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer.  However, withdrawn Preferred Shares may be re-tendered by again following one of the procedures described in “The Offer–Procedure for Tendering Shares” at any time prior to the Expiration Date.  Stockholders having Preferred Shares that are registered in the name of a broker or other nominee need to contact such broker or other nominee to withdraw their tendered Preferred Shares.

The Fund will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and the Fund's determination shall be final and binding.  Neither the Fund, the Advisers, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing Preferred Stockholder.  Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary.  If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.  In all cases, sufficient time should be allowed to ensure timely delivery.

6.	Material Tax Considerations

Generally.  The following is a discussion of material U.S. federal income tax consequences of the Offer to Preferred Stockholders whose Preferred Shares are tendered and accepted for payment pursuant to the Offer.  The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department regulations, Internal Revenue Service (“IRS”) rulings and judicial decisions, all as currently in effect and all of which may be changed (possibly with retroactive effect) by later legislative, judicial or administrative action.  The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a Preferred Stockholder's particular circumstances or to a Preferred Stockholder subject to special treatment under the U.S. federal income tax law.  Examples would be financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, Stockholders holding Preferred Shares as part of a conversion transaction, as part of a hedge or hedging transaction or as a position in a straddle for tax purposes and certain U.S. expatriates.  In addition, the discussion below does not consider the effect of foreign, state, local or other tax laws that may be applicable to particular holders.  The discussion assumes that the Preferred Shares tendered are held as “capital assets” within the meaning of Code section 1221.

Preferred Stockholders should consult their own tax adviser as to the particular U.S. federal income tax consequences to it of participating in the Offer and the applicability and effect of state, local or foreign tax laws.

The tax treatment of a Preferred Stockholder who tenders Preferred Shares in the Offer will depend on whether such Preferred Stockholder's receipt of cash for Preferred Shares pursuant to the Offer is treated as a sale or exchange of the Preferred Shares or instead as a distribution with respect to the Fund's shares that are actually or constructively owned by the Preferred Stockholder.

U.S. Holders.  As used herein, the term “U.S. Holder” means any Preferred Stockholder that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, (iii) any trust the income of which is subject to U.S. federal income taxation regardless of its source or (iv) an estate the administration of which is subject to the primary supervision of a U.S. court and for which one or more U.S. persons can make all substantial decisions.

Characterization of the Dividend Distribution.  A portion of the payment to the Preferred Stockholders may be designated as a dividend by the Fund.  It is likely that any such designated payment will be treated as a dividend for U.S. federal income tax purposes to the extent of the earnings and profits of the Fund.

Characterization of the Sale of Preferred Shares Pursuant to the Offer.  The sale of Preferred Shares by a Preferred Stockholder pursuant to the Offer will be treated as a “sale or exchange” for U.S. federal income tax purposes only if the receipt of cash upon such sale:

1.	is “substantially disproportionate” with respect to the Preferred Stockholder,

2.	results in a “complete redemption” of the Preferred Shares owned by the Preferred Stockholder, or

3.	is “not essentially equivalent to a dividend” with respect to the Preferred Stockholder.

In determining whether any of the above three tests is satisfied, a Preferred Stockholder must take into account not only stock that it actually owns, but also stock that it constructively owns within the meaning of Code section 318.  Further, contemporaneous dispositions or acquisitions of the Fund's stock by a holder or related individuals or entities may be deemed to be part of a single integrated transaction that will be taken into account in determining whether any of the three tests has been satisfied.

1. Substantially Disproportionate.  The purchase of Preferred Shares pursuant to the Offer by the Fund will be substantially disproportionate with respect to a holder if the percentage of the Fund's then outstanding stock actually and constructively owned by the holder immediately after the purchase is less than 80% of the percentage of the Fund's stock owned by the holder determined immediately before the purchase.  In no event will a purchase of Preferred Shares be substantially disproportionate with respect to a holder that owns 50% or more of the Fund's combined voting power after the conclusion of the Offer.

2. Complete Redemption.  The purchase of Preferred Shares pursuant to the Offer will result in a complete redemption of a holder's equity interest if (i) all of the Fund's stock actually owned by the holder is sold pursuant to the Offer, (ii) all of the Fund's stock constructively owned by the holder, is sold pursuant to the Offer or, with respect to stock owned by certain related individuals, the holder is entitled to and effectively waives, in accordance with Code section 302(c), attribution of the Fund's stock that otherwise would be considered as constructively owned by the holder and (iii) after the Preferred Shares are sold the holder does not actually or constructively (taking into account the effect of a waiver of constructive ownership as provided in clause (ii)) own any other class of the Fund's stock.  Holders wishing to satisfy the complete redemption test through waiver of the constructive ownership rules should consult their tax advisers.

3. Not Essentially Equivalent to a Dividend.  The purchase of Preferred Shares pursuant to the Offer will be treated as not essentially equivalent to a dividend if the reduction in the holder's proportionate interest in the Fund's stock as a result of the Fund's purchase of Preferred Shares constitutes a “meaningful reduction” of the holder's interest.  Whether the receipt of cash by a holder who sells Preferred Shares pursuant to the Offer will result in such a meaningful reduction will depend upon the holder's particular facts and circumstances.  Generally, even a small reduction in the percentage ownership interest of a holder whose relative stock interest in a publicly held entity (such as the Fund) is minimal and who exercises no control over the entity's business should constitute a meaningful reduction.  Holders should consult their own tax advisers regarding the application of this test to their particular circumstances.

Assuming any of the above three tests is satisfied with respect to a sale of Preferred Shares by a U.S. Holder pursuant to the Offer, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash it receives and its tax basis in the Preferred Shares sold.  The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Preferred Shares sold were held for more than one year.  Capital loss can generally only be used to offset capital gain.  Under current law, long-term capital gain of a U.S. individual is subject to a maximum 15% U.S. federal income tax rate.

If none of the three tests is satisfied with respect to a sale of Preferred Shares by a U.S. Holder pursuant to the Offer, the U.S. Holder will be treated as having received a distribution from the Fund with respect to the U.S. Holder's stock in an amount equal to the cash it receives pursuant to the Offer.  The distribution, in form, will likely be treated as a taxable ordinary income dividend, although it is possible that the distribution could be treated as a capital gain dividend and/or a return of capital distribution, depending, in part, on the amount of the Fund's current or accumulated earnings and profits, as determined under U.S. federal income tax principles.  Current law imposes a maximum 15% U.S. federal income tax rate with respect to “qualified dividend income” of U.S. individuals.  However, dividends paid by a regulated investment company will only be treated as qualified dividend income to the extent that they are attributable to dividends that the Fund receives on stock of most U.S. and certain foreign corporations, and only to the extent that the Fund and the U.S. Holder satisfy certain holding period and other restrictions.  Dividends that are attributable to certain types of investment company income received from REITs, generally are not “qualified dividend income.” Thus, all or a portion of any amount that a U.S. Holder receives from the Fund in connection with the Offer that is treated as a dividend may not constitute qualified dividend income eligible for the reduced 15% U.S. federal income tax rate.  Any portion of a distribution that would be classified as a dividend but  for the fact that it exceeds the Fund's current or accumulated earnings and profits will reduce the U.S. Holder's tax basis in its Preferred Shares until that basis is brought to zero and then as gain from the sale or exchange of such Preferred Shares.  Any basis of a U.S. Holder in Preferred Shares surrendered pursuant to the Offer that is not reduced as described in the preceding sentence generally will be added to its basis in its retained shares of the Fund's stock.

Foreign Holders.  As used herein, the term “Foreign Holder” means any holder other than a U.S. Holder.  The following discussion does not address the U.S. federal income tax consequences to Foreign Holders that beneficially held more than 5 percent of the Fund's stock at any time.  Any such Foreign Holder should consult their own tax advisers regarding the U.S. federal income tax consequences of the Offer.  Except as described below and subject to the discussion concerning backup withholding, a Foreign Holder will not be subject to U.S. federal income tax on gains realized on the sale of Preferred Shares pursuant to the Offer unless (i) the gain is effectively connected with the Foreign Holder's conduct of trade or business within the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Foreign Holder or (ii) in the case of an individual Foreign Holder, he or she is present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are present.

To the extent a portion of the sales proceeds paid pursuant to the Offer is treated as a dividend, it will be subject to a 30% U.S. withholding tax, which the Fund will withhold, unless the tax is reduced by an applicable income tax treaty between the United States and the Foreign Holder's country of residence and the Foreign Holder submits proper evidence on Form W-8BEN, or other applicable forms, that such Foreign Holder qualifies for benefits under such treaty.  In lieu of the 30% withholding tax, a Foreign Holder will be subject to U.S. federal income tax on the portion, if any, of a payment that is treated as a dividend and that is effectively connected with the Foreign Holder's conduct of a trade or business within the United States.

Foreign Holders are urged to consult their own tax advisers regarding the application of the U.S. federal income tax law.

Backup Withholding.  Payments to U.S. Holders pursuant to the Offer generally will be subject to information reporting requirements.  To avoid the imposition of backup withholding (see the next paragraph), a U.S. Holder should complete the Substitute IRS Form W-9 provided in the Letter of Transmittal and either (i) provide its correct taxpayer identification number (“TIN”), which, in the case of an individual U.S. Holder, is his or her Social Security number, and certain other information, or (ii) establish a basis for an exemption from backup withholding.  Certain holders (including, among others, corporations, individual retirement accounts and certain foreign individuals) are exempt from these backup withholding and information reporting requirements.

If the Fund is not provided with the correct TIN or an adequate basis for exemption, a U.S. Holder may be subject to backup withholding at a rate of 28% imposed on the gross proceeds received in the Offer (regardless of the amount of gain, or loss, the holder may realize from the proceeds).  If backup withholding results in an overpayment of taxes, a refund or credit may be obtained only directly from the IRS, provided that the required information is provided to the IRS.

This tax discussion is included for general information.  The tax consequences of the receipt of cash pursuant to the Offer may vary depending on, among other things, the particular circumstances of the holder.  No information is provided as to the state, local or foreign tax consequences of the Offer.  Holders are urged to consult their own tax advisers to determine the particular federal, state, local and foreign tax consequences to them of tendering Preferred Shares under the Offer and the effect of the constructive ownership rules mentioned above.

7.	Price Range of Preferred Shares; Dividends

The Preferred Shares are not listed and do not trade on any securities exchange.  Therefore, no primary trading market for the Preferred Shares has been established and no price history is available.  There may be a secondary market for the Preferred Shares; however, the Fund does not have sufficient information to establish whether there is a particular price or price history for the Preferred Shares on the secondary market.

On October 23, 2009, in a privately negotiated transaction with a non-affiliated Stockholder who approached the Fund about such a transaction, the Fund repurchased 52 Preferred Shares having a liquidation preference of $1,300,000.  Those Preferred Shares were repurchased at a 10% discount to their liquidation preference or for $22,500 per share.  Also, on May 18, 2010, the Fund commenced a tender offer to purchase for cash up to 400 of its outstanding Preferred Shares.  Upon expiration of the tender offer on August 3, 2010, the Fund repurchased 30 Preferred Shares having a liquidation preference of $750,000.  Those Preferred Shares were repurchased at a 15% discount to their liquidation preference or for $21,250 per share.  Holders of the Preferred Shares are responsible for determining whether a viable secondary market exists for the Preferred Shares and for determining at what price, if any, the Preferred Shares have sold on such a secondary market.  If a Stockholder does not tender any Preferred Shares under the Offer, the Fund cannot give assurance that the Preferred Shares will be able to be sold in the future, and a non-tendering Stockholder may need to hold the Preferred Shares indefinitely or may be required to sell Preferred Shares at a significant discount to their liquidation preference of $25,000 per share in a secondary market.

Under market conditions as they existed prior to the first quarter of 2008, the dividend rate payable on the Preferred Shares for each rate period (currently the rate period for the Preferred Shares is seven days) was set at the applicable market clearing rate determined through an auction process maintained and administered by unaffiliated broker-dealers that brought together bidders, who sought to buy Preferred Shares, and Preferred Stockholders, who sought to sell their Preferred Shares.  The auction functioned in a manner such that Preferred Stockholders desiring to sell Preferred Shares in the auction would receive the liquidation preference per share.  The terms of the Preferred Shares generally provide that, if an auction fails to establish a market clearing rate (because of an imbalance of sell orders over bids), the dividend rate over the next rate period is fixed at the Maximum Rate.

In a failed auction, Preferred Stockholders who desire to sell their Preferred Shares are unable to do so and instead continue to hold their Preferred Shares until the end of the next rate period.  A failed auction is not a default under the terms of the Preferred Shares.  In the case of a failed auction, the Fund continues to pay dividends, but at the specified Maximum Rate rather than at a market clearing rate.  The Maximum Rate is dependent on the credit rating assigned to the Preferred Shares.

The “Maximum Rate” is the product of the “applicable percentage rate” and the “reference rate.”  The “applicable percentage rate” is a function of the Preferred Shares’ credit rating or ratings assigned to the Preferred Shares by Moody’s and Fitch as shown in the Table below.

TABLE – Applicable Percentage Rate

Moody’s	Fitch	Applicable Percentage Rate
Aa3 or higher	AA- or higher	150%
A3 to A1	A- to A+	160%
Baa3 to Baa1	BBB- to BBB+	250%
Below Baa3	Below BBB-	275%

The “reference rate” is derived from the AA Financial Composite Commercial Paper Rate on the date of the auction, which occurs every 7 days.  The AA Financial Composite Commercial Paper Rate is the rate for the applicable period on commercial paper issued by corporations whose bonds are rated AA by S&P or the equivalent of such rating by another rating agency, as made available by the Federal Reserve Bank of New York.  If the Federal Reserve Bank of New York does not make available any such rate, the rate is the average rate quoted on a discount basis to the Auction Agent for the close of business on the business day immediately preceding such date by commercial paper dealers designated by the Fund.  If any commercial paper dealer does not quote a rate, the rate is determined by quotes provided by the remaining commercial paper dealers.  The AA Financial Composite Commercial Paper Rate for a regular 7-day rate period is the 7-day rate.

Based on the Preferred Shares’ current credit rating of Aaa by Moody’s and AAA by Fitch, the “applicable percentage rate” is 150%.  Based on the product of the “applicable percentage rate” and the “reference rate” as of the most recent auction held on June 15, 2011, the Maximum Rate was 0.075%, and for the twelve month period ending May 31, 2011, the Maximum Rate ranged from 0.06% to 0.45%.

Prior to the first quarter of 2008, the Maximum Rate had never been triggered with respect to the Preferred Shares.  Consistent with patterns in the broader market for auction rate securities, however, for each rate period beginning in the first quarter of 2008, the auction process of the Preferred Shares has failed to establish a market clearing rate, the Maximum Rate has been triggered and Preferred Stockholders attempting to sell their Preferred Shares through such auctions have been unsuccessful.

Dividends have been paid on the Preferred Shares generally every seven days since their issuance in an amount per share equal to a rate per-annum set at an auction, or in the event of a failed auction, at the Maximum Rate.

The terms of the Offer provide that Stockholders tendering Preferred Shares are entitled to receive all dividends accrued on the Preferred Shares on or before the Expiration Date, but not yet paid.  Prior to the Expiration Date, dividends will be paid on the regularly scheduled dividend payment dates for the Preferred Shares.  The amount and frequency of dividends in the future will be set at an auction according to the terms of the Preferred Shares or, if the auction is a failed auction, at the Maximum Rate described above or as otherwise provided pursuant to the terms of the Preferred Shares.

8.	Certain Information Concerning the Fund

The Fund is registered under the 1940 Act as a closed-end, non-diversified, management investment company.  The Fund was organized as a Maryland corporation under the name “Neuberger Berman Real Estate Income Fund Inc.” in 2002.  On October 26, 2007, the Fund held a special meeting at which the incumbent board of directors resigned and the newly elected board of directors (the “Board”) took their Board seats (the “October Meeting”).  At the October Meeting, the Board, including the Independent Directors, unanimously approved the engagement of the Advisers on an interim basis and resolved to change the name of the Fund from the “Neuberger Berman Real Estate Income Fund Inc.” to “The Denali Fund Inc.”  The Fund’s stockholders later approved the engagement of the Advisers at a stockholders’ meeting held on February 22, 2008.

Shares of the Common Stock of the Fund trade on the NYSE under the ticker symbol “DNY.” The Preferred Shares are not traded on any established trading market and are subject to certain restrictions on transferability pursuant to the Preferred Shares’ prospectus and other governing documents.  The Fund’s principal investment objective is total return consistent with dependable, but not assured, cash flow.  The Fund seeks to produce both income and long-term capital appreciation by investing in a portfolio of equity and fixed income securities.  The Fund will generally invest in a portfolio (consistent with the Fund's non-diversified status) of reasonably priced companies with sound fundamentals and long-term growth expectations.

BIA is located at 2344 Spruce Street, Suite A, Boulder, Colorado 80302, and SIA is located at Bellerive, Queen Street, St. Peter, Barbados.  BIA and SIA are co-advisers to the Fund pursuant to Investment Advisory Agreements dated February 22, 2008.  The principal executive offices of the Fund are located at 2344 Spruce Street, Suite A, Boulder, Colorado 80302.  The Fund’s telephone number is (303) 444-5483.

The Fund is subject to the informational requirements of the Exchange Act and in accordance therewith files annual and semi-annual reports, proxy statements and other information with the Securities and Exchange Commission ("SEC") relating to its business, financial condition and other matters.  The Fund is required to disclose in such proxy statements certain information, as of particular dates, concerning the Fund's Directors and officers, their remuneration, the principal holders of the Fund's securities and any material interest of such persons in transactions with the Fund.  The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain information relating to the Offer.  A free copy of this information may be obtained by contacting the Fund at the address set out on the first page of the Letter of Transmittal, from the Fund’s website at www.thedenalifund.com, by calling the Information Agent at (800) 662-5200, or from the SEC’s internet web site, http://www.sec.gov.  A copy may be inspected and copied at, and, for a fee, may be obtained by mail from, the public reference office of the SEC at 100 F Street, NE, Washington, DC 20549.

Except as otherwise stated in this Offer, the information concerning the Fund contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available.

There have been no transactions involving Preferred Shares that were effected during the past 60 days by the Fund, the Advisers, any member of the Board or any person controlling the Fund or the Advisers.  On October 23, 2009, in a privately negotiated transaction with a non-affiliated Stockholder who approached the Fund about such a transaction, the Fund repurchased 52 Preferred Shares having a liquidation preference of $1,300,000.  Those Preferred Shares were repurchased at a 10% discount to their liquidation preference or for $22,500 per share.  Also, on May 18, 2010, the Fund commenced a tender offer to purchase for cash up to 400 of its outstanding Preferred Shares.  Upon expiration of the tender offer on August 3, 2010, the Fund repurchased 30 Preferred Shares having a liquidation preference of $750,000.  Those Preferred Shares were repurchased at a 15% discount to their liquidation preference or for $21,250 per share.

9.	Source and Amount of Funds

If 720 of the outstanding Preferred Shares are purchased pursuant to the Offer, the estimated cost to the Fund, not including fees and expenses incurred in connection with the Offer, would be approximately $17,100,000 plus any unpaid dividends accrued through the Expiration Date.

The Fund intends to use cash on hand to pay the purchase price for Preferred Shares tendered.  If necessary, the Fund may engage in the sale of certain portfolio securities to facilitate raising cash to pay the purchase price for Preferred Shares tendered.  Based on information provided by the Advisers, the Board believes that the Fund has sufficient funds, either through cash on hand or through the sale of portfolio securities, to purchase the Preferred Shares that may be tendered pursuant to the Offer.

10.	Interest of Board of Directors and Executive Officers

The business address of the Board and executive officers of the Fund is c/o Secretary of the Fund, 2344 Spruce Street, Suite A, Boulder, Colorado 80302.  As of the date hereof, members of the Board and the executive officers of the Fund do not beneficially own any Preferred Shares.  However, the following table lists each Board member and executive officer of the Fund and the number of common shares of the Fund owned as of June 20, 2011:

	Number of Common Shares Held	Number of Preferred Shares Held
Independent Directors
Richard I. Barr	0	0
Joel W. Looney	1,720	0
Dr. Dean L. Jacobson	2,000	0
Interested Directors
Susan L. Ciciora	0	0
John S. Horejsi	0	0
Executive Officers
Stephen C. Miller, President	0	0
Nicole L. Murphey, CFO, VP and Treasurer	0	0
Jennifer T. Welsh, CCO	0	0
Stephanie J. Kelley, Secretary	0	0

As of the date hereof, the Lola Brown Trust No. 1B (the “Lola Trust”) does not beneficially own any Preferred Shares; however, it holds 76.76% of the Fund’s outstanding shares of common stock and is the Fund’s largest stockholder and, along with Evergreen Atlantic, LLC, is co-owner of BIA, one of the Advisers.  The business address for the Lola Trust is c/o Alaska Trust Company 1029 West Third Avenue, Suite 400, Anchorage, AK 99501.  Alaska Trust Company (“ATC”), Larry Dunlap and Susan Ciciora serve as trustees of the Lola Trust.

ATC is a commercial public trust company organized under the laws of Alaska.  The business address for ATC, its board of directors and executive officers is 1029 West Third Avenue, Suite 400, Anchorage, AK 99501.  The directors and executive officers of ATC are Larry L. Dunlap (Director), Stephen C. Miller (Vice President and Director), Douglas J. Blattmachr (President, Chairman and Director), Brandon Cintula (Vice President and Director), and Richard Thwaites, Jr. (Secretary/Treasurer and Director).  As of the date hereof, no Preferred Shares are beneficially owned by ATC, any members of its board of directors, or any of its executive officers.  Mr. Blattmachr owns 2% of the outstanding shares of ATC and 98% of the outstanding shares of ATC are owned by Stewart West Indies Trust (“SWIT”), an irrevocable trust organized by Stewart R. Horejsi for the benefit of his issue.  The business address for SWIT is c/o Alaska Trust Company 1029 West Third Avenue, Suite 400, Anchorage, AK 99501.  As of the date hereof, SWIT does not beneficially own any Preferred Shares.  SWIT is the sole owner of SIA, one of the Advisers.

Ms. Ciciora, an interested director of the Fund, is Mr. Stewart Horejsi’s daughter and a discretionary beneficiary of the Lola Trust and SWIT.  Mr. John Horejsi, an interested director of the Fund, is Mr. Stewart Horejsi’s son and a discretionary beneficiary of the Lola Trust and SWIT.  The address for both Ms. Ciciora and Mr. John Horejsi is c/o Fund Administrative Services, LLC, 2344 Spruce Street, Suite A, Boulder CO 80302. As previously mentioned, Ms. Ciciora and Mr. John Horejsi do not beneficially own any Preferred Shares as of the date hereof.  As a result of these relationships, however, Ms. Ciciora and Mr. John Horejsi may directly or indirectly benefit from the relationship between the Fund and the Advisers.

As discussed above, the Lola Trust owns 76.76% of the common stock of the Fund, is a “control person” as contemplated under the 1940 Act, and is affiliated with entities who own the Advisers and Fund Administrative Services, LLC (“FAS”), the co-administrator of the Fund (i.e., the Horejsi Affiliates, as defined below).  As a large stockholder, the Lola Trust is able to significantly influence any matters upon which the holders of common stock may vote, including the election of the Fund’s directors and any change in the Fund’s investment adviser(s).  As a large stockholder, the Lola Trust will have greater influence over the adoption or failure of certain corporate actions requiring a vote of the Fund’s stockholders.  In particular, the Lola Trust would have a greater influence in compelling a special meeting with no support of other non-Horejsi stockholders.  In certain situations where an action requires a majority or two-thirds voting approval the Lola Trust presently has the votes to effect such actions or will have the votes for an effective veto.

Together with other trusts and entities affiliated with the Horejsi family (more particularly defined below as the “Horejsi Affiliates”), the Lola Trust has asserted control with respect to three other investment companies, Boulder Total Return Fund, Inc. (“BTF”), Boulder Growth & Income Fund, Inc. (“BIF”), and First Opportunity Fund, Inc. (“FOFI”).

Direct ownership of the shares of the Fund’s common stock by all executive officers and directors of the Fund is less than one percent.  Mr. John S. Horejsi and Ms. Ciciora, siblings and interested directors of the Fund, are discretionary beneficiaries of the Lola Trust and may be deemed to have indirect beneficial ownership of the shares of the Fund’s common stock held by the Lola Trust.  Mr. Stewart R. Horejsi, who is Mr. John Horejsi’s and Ms. Ciciora’s father and the Fund’s portfolio manager, is also a discretionary beneficiary of the Lola Trust and may be deemed to have indirect beneficial ownership of the shares of the Fund’s common stock held by the Lola Trust.  None of Mr. Stewart Horejsi, Mr. John Horejsi or Ms. Ciciora directly own shares of the Fund’s common stock.  Stephen Miller, the Fund’s president, is an officer and director of ATC and may be deemed to have indirect beneficial ownership of the shares of the Fund’s common stock held by the Lola Trust.  However, two of Lola’s Trustees are required in order for the Lola Trust to vote or exercise dispositive authority with respect to shares of the Fund’s common stock owned by the Lola Trust.

Based upon the Fund's records and upon information provided to the Fund by its Board and executive officers, and to the best of the Fund’s knowledge, there have been no transactions involving Preferred Shares that were effected during the past 60 days by the Fund, any of the Fund’s executive officers or members of the Board, any person controlling the Fund or any executive officer, trustee or director of any corporation or other person ultimately in control of the Fund, or any associate of the Fund.

To the best of the Fund’s knowledge, none of the Fund’s executive officers, directors or affiliates currently intends to tender Preferred Shares, if any, held of record or beneficially by such person for purchase pursuant to the Offer.

Except as set forth in this Offer to Purchase or filed as an Exhibit to the Schedule TO of which this Offer to Purchase is a part, to the best of the Fund's knowledge, the Fund knows of no agreement, arrangement or understanding, contingent or otherwise or whether or not legally enforceable, between (a) the Fund, any of the Fund's executive officers or members of the Board, any person controlling the Fund or any executive officer, trustee or director of any corporation or other person ultimately in control of the Fund and (b) any person with respect to any securities of the Fund (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).

11.	Certain Effects of the Offer

Purchase Price in the Offer is Less than Liquidation Preference.  The Per Share Purchase Amount reflects a 5% discount to the liquidation preference of $25,000 per Preferred Share, or a discount in the amount of $1,250 per share.  As a result, Preferred Stockholders who tender their shares for purchase by the Fund pursuant to the Offer will realize less than they are entitled to receive should the Fund ever liquidate, convert to an open-end fund, or otherwise decide to redeem Preferred Shares whether in whole or part.  Accordingly, in the event the Fund were to effect a partial or wholesale redemption of the Preferred Shares pursuant to their terms, the Fund would be required to pay a redemption price equal to 100% of the liquidation preference of the Preferred Shares to be redeemed (plus accrued and unpaid dividends).  The Fund may consider in the future, based upon circumstances existing at such time, what action, if any, to take with respect to any Preferred Shares that remain outstanding after the Offer, including a redemption of such Preferred Shares, but is not obligated to take any action unless required by law or by the Fund’s rating agencies.

Cost of Leverage Could Increase under the Maximum Rate Payable by the Fund.  The leverage represented by the Preferred Shares is perpetual in that the Preferred Shares have no fixed repayment date and may remain outstanding indefinitely.  Historically, the Fund has utilized the Preferred Shares as its primary form of leverage.  Until the first quarter of 2008, the rate paid on the Preferred Shares was determined pursuant to an auction process.  Traditionally, this auction process resulted in the Fund paying a cost of leverage that was often lower, on a relative basis, compared to other forms of leverage, including debt financing.

Since the first quarter of 2008, the periodic auctions for the Preferred Shares have failed.  As long as the auctions for the Preferred Shares continue to fail, the Fund will pay the Maximum Rate which depends on several factors including the credit rating assigned to the Preferred Shares and the then-current AA Financial Composite Commercial Paper Rate.  See discussion of how the Maximum Rate is set under “The Offer–Price Range of Preferred Shares; Dividends.”  As of June 15, 2011, the Maximum Rate for the Fund was 0.075%.

Circumstances which affect the Maximum Rate could abruptly change if short-term interest rates increase or if the credit ratings for the Preferred Shares are downgraded.  In such event, the Maximum Rate could increase substantially thus creating an incentive for the Fund to redeem Preferred Shares because the cost of the leverage is expected to persist in exceeding the Fund’s investment return and, in particular, the investment return related to investments made with the proceeds of the leverage.

The Amount of Allowable Leverage under the 1940 Act Could Decrease.  Under the provisions of the 1940 Act, the Fund must maintain different amounts of “asset coverage” depending on the type of leverage it employs.  For example, immediately after any borrowings constituting indebtedness, the Fund must have an "asset coverage" of at least 300% (i.e., the indebtedness may not exceed 33-1/3% of the Fund’s managed assets after borrowings).  With respect to such borrowings, asset coverage means the ratio which the value of the total assets of the Fund, less all liabilities and indebtedness not represented by senior securities (as defined in the 1940 Act), bears to the aggregate amount of such borrowings represented by senior securities issued by the Fund.  With respect to leverage consisting of preferred shares, however, the 1940 Act provides that the Fund is not permitted to issue preferred shares unless immediately after such issuance the value of the Fund's managed assets is at least 200% of the liquidation value of the outstanding preferred shares (i.e., the liquidation value of outstanding preferred shares may not exceed 50% of the Fund's managed assets).  As a result, if Preferred Stockholders tender the Preferred Shares contemplated by the Offer, the Fund may be unable to utilize the same amount of leverage in the future than would otherwise be the case.

Effect on Net Asset Value (“NAV”).  To pay the aggregate purchase price of Preferred Shares accepted for payment pursuant to the Offer, the Fund anticipates using cash on hand or, if necessary, the Fund may sell portfolio securities to pay a portion of the purchase price for Preferred Shares tendered.  If the Fund is required to sell portfolio securities to raise cash to help finance the Offer, the Fund will incur brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities less than their valuations by the Fund.  Accordingly, because of the Offer, the amount of assets remaining for the benefit of non-tendering Stockholders may decline.

All stockholders should note that the Offer is expected to result in accretion to the NAV of the Fund's common shares following the Offer, due to the fact that the tender price would represent a 5% discount to the liquidation preference of the Preferred Shares.  The Per Share Purchase Price in the Offer – $23,750 per Preferred Share tendered and accepted by the Fund for purchase – represents a discount of $1,250 to the $25,000 liquidation preference for each of the Preferred Shares, which is the amount a Preferred Stockholder would be entitled to receive, after payment of the Fund's liabilities, in the event of a liquidation of the Fund (to the extent assets are available).  In addition, the Per Share Purchase Price represents a discount to the amount payable upon a redemption of the Preferred Shares pursuant to their terms.

The Fund may sell portfolio securities during the pendency of the Offer to raise a portion of the cash for the purchase of Preferred Shares.  Thus, during the pendency of the Offer, and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its net assets in cash and cash equivalents.  This cash position may earn a return less than that applicable to the other assets of the Fund.

The Fund is required by law to pay for tendered Preferred Shares it accepts for payment promptly after the Expiration Date of this Offer.  Because the Fund will not know the number of Preferred Shares tendered until the Expiration Date, the Fund will not know until the Expiration Date the amount of cash required to pay for such Preferred Shares.  If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Preferred Shares tendered, it may extend the Offer to allow additional time to raise sufficient cash.

Lack of Market for Preferred Shares.  The actual number of Preferred Shares outstanding subsequent to completion of the Offer will depend on the number of Preferred Shares tendered and purchased in the Offer.  Any Preferred Shares not tendered pursuant to this Offer will remain outstanding.  The Preferred Shares are perpetual preferred shares and will remain issued and outstanding until repurchased or redeemed by the Fund.  Although it has no current plan to do so, if the Fund were to redeem the Preferred Shares in accordance with their terms, it would be required to pay the full liquidation preference of $25,000 per share plus accrued and unpaid dividends to the date of redemption.  As mentioned previously, there have not been sufficient clearing bids in recent auctions to effect transfers of the Preferred Shares and there can be no guarantee that there will be future liquidity for the Preferred Shares.  In making any decision as to whether to effect a redemption of any Preferred Shares remaining outstanding following the consummation of the Offer, the Fund will take into account the particular facts and circumstances that may then exist, including its then current financial position and liquidity, the market for the investments held by the Fund, the dividend rate on the Preferred Shares and such other factors as the Fund deems relevant.

Preferred Shares the Fund acquires pursuant to the Offer will be canceled and returned to the status of authorized but unissued shares and will be available for the Fund to issue without further action by the stockholders of the Fund (except as required by applicable law or the rules of the NYSE or any other securities exchange on which the common shares of the Fund may then be listed) for purposes including, without limitation, the raising of additional capital for use in the Fund's business.

Recognition of Gains/Losses.  As noted, the Fund may sell portfolio securities to raise cash to pay for the purchase of Preferred Shares tendered pursuant to the Offer.  If the Fund's tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains.  The Fund would expect to distribute any such gains to Stockholders of record (reduced by net capital losses realized during the fiscal year, if any, and available capital loss carry-forwards) following the end of the Fund's fiscal year.  This recognition and distribution of gains, if any, would have two negative consequences: first, Stockholders at the time of a declaration of distributions may be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains.  It is impossible to predict what the amount of unrealized gains or losses would be in the Fund's portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized).  In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the Stockholders at ordinary income rates.  This could adversely affect the Fund's performance.

Tax Consequences of Purchase to Stockholders.  The Fund's purchase of tendered Preferred Shares pursuant to the Offer will have tax consequences for tendering Stockholders and may have tax consequences for non-tendering Stockholders.  See “The Offer–Material Tax Considerations.”

12.	Purpose of the Offer

The purpose of the Offer is threefold:

First, the Offer is intended to provide liquidity to the holders of the Preferred Shares that otherwise is unlikely to be achieved through the auction market process or secondary market.  The auction markets for auction rate securities like the Preferred Shares are not currently functioning normally, and the Fund believes that such auction markets are unlikely to return to normalcy in the near term.  As of the date of the Offer, there is no “universally” accepted or “one-size-fits-all” solution that will resolve the failed auction situation.  Any potential solution would be subject to factors beyond the Fund’s or the Advisers’ control such as market, credit, economic, and regulatory developments and, possibly, regulatory approval of these changes.  There cannot be any assurance that potential solutions will be workable, receive all necessary approvals or be implemented.  For a more detailed discussion regarding auction markets for the Preferred Shares, see “The Offer – Price Range of Preferred Shares; Dividends.”  In addition, the Fund is unaware of any established secondary market for the Preferred Shares as of the date of the Offer.  While there may be a secondary market for the Preferred Shares in which holders of Preferred Shares may decide to participate, holders seeking liquidity for their Preferred Shares may be unable to find buyers at the time they desire or may be left with no option but to sell in a secondary market at a substantial discount to the Preferred Shares’ liquidation preference.  If Preferred Stockholders do not tender Preferred Shares under this Offer, the Fund cannot give assurance that the Preferred Shares will be able to be sold in the future and a Preferred Stockholder may be forced to hold the Preferred Shares indefinitely or may be left with no option but to sell the Preferred Shares in a secondary market at a significant discount to their liquidation preference of $25,000 per share.

Second, the Offer is intended to increase the Fund’s asset coverage ratios as required under the 1940 Act and by the Preferred Shares’ rating agencies.  Under the ICA, the Fund is required to maintain asset coverage ratios in excess of 200%.  In addition, since the Preferred Shares carry the highest rating by Moody’s and Fitch, the shares require asset coverage ratios that are more onerous than under the 1940 Act.  Presently, and since issuance, the Preferred Shares have passed all asset coverage tests required under the 1940 Act and the respective rating agencies.  Nonetheless, the Fund seeks to increase its coverage ratios in order to avoid unanticipated mandatory redemptions should the market take an unexpected turn for the worse.

Third, the Offer is intended to increase the flexibility with which the Advisers invest the Fund’s assets.  As mentioned above, although the Fund presently passes all its asset coverage tests under the ICA and with the respective rating agencies, because of the various guidelines and discounts applied by the rating agencies in calculating their respective asset coverage ratios, the Advisers have limited flexibility in deploying the leverage provided by the Preferred Shares. A successful Offer will substantially free up the Advisers’ ability to invest in a much broader universe of securities.

The Fund originally issued the Preferred Shares for purposes of investment leverage to augment the amount of investment capital available for use in the pursuit of its investment objectives.  Through the use of leverage, the Fund, similar to other closed-end funds, sought to enhance the distributions and investment return available over time to the holders of its common shares by earning a rate of portfolio return (which includes the return related to investments made with the proceeds from leverage) that exceeds the leverage costs, typically over the long term.

Neither the Fund, the Advisers, nor the Board makes any recommendation to any Preferred Stockholder as to whether to tender or refrain from tendering any or all of the Preferred Stockholder’s Preferred Shares and has not authorized any person to make any such recommendation.  Preferred Stockholders are urged to evaluate carefully all information about the Offer, consult their own investment and tax advisers and make their own decisions whether to tender their Preferred Shares and, if so, how many Preferred Shares to tender.

13.	Conditions to the Offer

Notwithstanding any other provision of the Offer, and in addition to the Fund's right to terminate, extend and amend the Offer at any time in its sole discretion, the Fund shall not be required to accept for payment or, subject to the applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for, and may delay the acceptance for payment of or payment for any tendered Preferred Shares, if, in the Board’s judgment:

a)
the consummation of the Offer would jeopardize the Fund's status as a regulated investment company under the Code (which would make the Fund subject to federal income tax on all of its net income and gains in addition to the taxation of Stockholders who receive distributions from the Fund);

b)	the Offer would result in a failure to comply with the applicable asset coverage requirements required under law, or applicable asset coverage requirements of Fitch or Moody’s;

c)
there shall be instituted, pending or threatened before any governmental entity or court any action, proceeding, application or claim, or there shall be any judgment, order or injunction sought or any other action taken by any person or entity, which restrains, prohibits or materially delays the making or consummation of the Offer, challenges the acquisition by the Fund of any Preferred Shares pursuant to the Offer or the Board's fulfillment of its fiduciary obligations in connection with the Offer, seeks to obtain any material amount of damages in connection with the Offer or otherwise directly or indirectly adversely affects the Offer or the Fund;

d)
there shall have occurred or the completion of the Offer would result in (i) the delisting of the common shares of the Fund from any national securities exchange on which such common shares are currently listed; (ii) any general suspension of trading in or limitation on prices for securities on the NYSE, the NYSE Amex or any exchange on which portfolio securities held by the Fund are traded; (iii) any declaration of a banking moratorium or similar action materially adverse to the Fund by U.S. federal, state or local authorities or any suspension of payment material to the Fund by banks in the United States or any other jurisdiction; (iv) any limitation having a material adverse effect on the Fund or the issuers of its portfolio securities that is imposed by U.S. federal, state or local authorities, with respect to the extension of credit by lending institutions; (v) the commencement or escalation of war, armed hostilities, terrorist action or any other international or national calamity directly or indirectly involving the United States; or (vi) any other event or condition which would have a material adverse effect on the Fund or its stockholders if the Offer were consummated; or

e)	the Board determines that effecting the Offer would be inconsistent with applicable legal requirements or would constitute a breach of the Board’s fiduciary duty owed to the Fund or its Stockholders.

In order to facilitate the Offer and any auctions for shares of Preferred Shares that may remain outstanding after the Offer is completed, if a Preferred Stockholder owns Preferred Shares through a broker or other nominee, when the broker or other nominee tenders the Preferred Shares on behalf of such Preferred Stockholder, such broker or other nominee will be required to provide the Depositary additional contact information for its Auction Department, or whoever at the Preferred Stockholder’s broker or other nominee submits auction instructions for the Preferred Stock on its behalf.  If a Preferred Stockholder’s broker or other nominee is unable to provide this contact information, the Fund, in its sole discretion, may waive this requirement.

The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect.  If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Preferred Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in “The Offer–Extension of Tender Period; Termination; Amendment.”  Moreover, in the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in “The Offer–Extension of Tender Period; Termination; Amendment.”

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any of these conditions, and may be waived by the Fund, in whole or in part, at any time and from time to time, before the payment date, in its sole discretion, subject to any amendment of the Offer required by reason of such waiver.  The Fund's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time.  Any determination or judgment by the Fund concerning the events described above will be final and binding.

14.	Plans or Proposals of the Fund; Regulatory Approvals

Except to the extent described herein, neither the Fund, the Advisers, nor the Board has any plans or proposals, and have not engaged in any negotiations, that relate to or would result in: (i) an extraordinary transaction, such as a merger, reorganization or liquidation involving the Fund; (ii) any purchase, sale or transfer of a material amount of assets of the Fund (other than in its ordinary course of business, except as resulting from the Offer, any other tender offer that may be contemplated in the future, or otherwise set forth herein); (iii) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Fund (except as resulting from the Offer, any other tender offer that may be contemplated in the future, or as otherwise set forth herein); (iv) any change in the present Board or in the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of the directors, or to fill any existing vacancy on the Board or to change any material term of the employment contract of any executive officer; (v) any other material change in the Fund’s corporate structure or business, including any plans or proposals to make any changes in its investment policies, for which a vote would be required by Section 13 of the Exchange Act; (vi) a class of the Fund’s equity securities being delisted from a national securities exchange or de-authorized to be quoted in an automated quotations system operated by a national securities association; (vii) any class of the Fund’s securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act; (viii) a suspension of the Fund’s reporting requirements under Section 15(d) of the Exchange Act; (ix) the acquisition by any person of additional securities of the Fund (other than the Fund’s intention to accept Preferred Shares in consideration for cash pursuant to the Offer), or the disposition of securities of the Fund (other than those tendered Preferred Shares which are accepted by the Fund and retired pursuant to this Offer); or (x) any changes in the governing instruments or other actions that could impede the acquisition of control of the Fund.

The Fund is not aware of any governmental license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Preferred Shares as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Fund's acquisition or ownership of Preferred Shares as contemplated by the Offer.  Should any such approval or other action be required, the Fund currently contemplates that it will seek such approval or other action will be sought.  The Fund cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Preferred Shares tendered in response to the Offer, pending the outcome of any such matters.  There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to the Fund's business.  The Fund's obligation to accept for payment and pay for Preferred Shares under the Offer is subject to various conditions.  See “The Offer–Conditions to the Offer.”

15.	Fees and Expenses

The Fund has retained Morrow & Co., LLC to act as the Information Agent and The Colbent Corporation to act as the Depositary in connection with the Offer.  The Information Agent may contact holders of Preferred Shares by mail, telephone, telex, email, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners.  The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

The Fund will not pay any fees or commissions to any broker or dealer, commercial bank, trust company or other person (other than the Information Agent and Depositary) for soliciting tenders of Preferred Shares pursuant to the Offer.  Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Fund for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.  No such broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund, the Information Agent, or the Depositary for purposes of the Offer.

16.	Financial Information

The financial statements contained in the Fund's Annual Report to Stockholders for the period ended October 31, 2010 on Form N-CSR and filed on January 10, 2011, which includes audited financial information for fiscal years ended October 31, 2010 and October 31, 2009, are incorporated herein by reference.

17.	Miscellaneous

The Offer is not being made to, nor will tenders be accepted from, or on behalf of, Preferred Stockholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities or other laws of such jurisdiction.  The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction.  However, the Fund reserves the right to exclude Preferred Stockholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made.  The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

No person has been authorized to give any information or make any representation on behalf of the Fund not contained in the Offer and, if given or made, such information or representation must not be relied upon as having been authorized.

The Fund has filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 13e-4 under the Exchange Act, furnishing certain additional information with respect to the Offer.  A free copy of such statement may be obtained by contacting the Fund at the address set out on the first page of the Letter of Transmittal, from the Fund’s website at www.thedenalifund.com, or from the SEC’s internet web site, http://www.sec.gov.  A copy may be inspected and copied at, and, for a fee, may be obtained by mail from, the public reference office of the SEC at 100 F Street, NE, Washington, DC 20549.

THE DENALI FUND INC.

June 22, 2011

The Letter of Transmittal and any other required documents should be sent to the Depositary at the address set forth below.  If you have questions or need additional copies of the Offer and the Letter of Transmittal, you can contact the Information Agent at its addresses and relevant telephone number set forth below.  You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Depositary for the Offer is:

THE COLBENT CORPORATION
For The Denali Fund Inc. Tender Offer
Attn: Corporate Actions
161 Bay State Road
Braintree, MA  02184
(781) 930-4900

The Information Agent for the Offer is:

MORROW & CO., LLC
470 West Avenue
Stamford, CT 06902
(203) 658-9400

Banks and Brokerage Firms, Please Call: (203) 658-9400
Preferred Stockholders Call Toll Free: (800) 662-5200
E-mail: denali@morrowco.com